Exhibit 99.1

July 2, 2021

For immediate release

California Water Service Group Files Proposal to Invest $1.02 Billion in its California Water Systems Between 2022 and 2024; Proposes Innovative Rate Design in Response to Regulatory Changes

SAN JOSE, Calif. — As part of its commitment to provide a reliable supply of safe, clean water and affordable service to the communities it serves, California Water Service (Cal Water)—the largest subsidiary of California Water Service Group (NYSE: CWT)—yesterday submitted its 2022-2024 infrastructure improvement plans for all of its California districts in its General Rate Case (GRC) filing with the California Public Utilities Commission (CPUC). The proposal also contains proposed new rate designs, which seek to balance revenue stability with reduced customer impacts, especially for low-income and water-saving customers. The CPUC will analyze the infrastructure improvement plans, operating budget proposals, and rate designs to establish water rates that reflect the actual cost of service, effective no earlier than January 2023.

Cal Water proposes to invest $1.02 billion over the period of 2022-2024. Included in the proposal are $913.1 million of newly proposed capital investments along with continued funding for capital projects begun in 2021 or earlier. Almost half of Cal Water’s proposed new infrastructure improvements are to replace aging water pipelines, which will enhance reliability and augment water supplies to support customers’ and firefighters’ needs. The plans also include, among others, upgrades to withstand power outages and PSPS events, protect customers from known and emerging water contaminants, and expand water supplies to ensure sustainability and wildfire hardening. The cost of these upgrades are expected to be offset by the utility’s continuing refinements to its operating model to improve service and reduce costs.

In another part of the filing, Cal Water proposed rate design changes that would improve revenue stability but provide a discounted unit rate to the first six units of water per month (approximately 150 gallons per day) for residential customers. In the proposal, this block of usage would be charged at 25% of the average rate. The CPUC has recognized this six-unit block as essential for basic needs.

“We remain steadfast in our commitment to protect our customers, and we have prepared these multi-year, proactive infrastructure improvement plans to ensure customers continue to have safe, clean water and reliable service, both during normal and drought years,” said Martin A. Kropelnicki, President and CEO. “Additionally, our proposed rate design returns us to a reasonable amount of revenue stability without the Water Revenue Adjustment Mechanism, while offering customers discounted volumetric charges for lifeline needs. We won’t cut corners on our customers’ health and safety, and we are committed to doing everything we can to maintain affordability and provide quality, service, and value.”

The required filing begins an approximately 18-month review process by the CPUC, an independent state agency, during which it determines approved projects and sets rates for the following three years. Any changes in customer rates would become effective no sooner than January 2023. Cal Water has proposed to the CPUC to increase revenues by $80.5 million, or 11.1%, in 2023; $43.6 million, or 5.4%, in 2024; and $43.2 million, or 5.1%, in 2025 to support these investments. If approved as filed, this would cost the average residential customer less than an additional $5 per month in all of Cal Water’s service areas.

About California Water Service Group

California Water Service Group is the parent company of regulated utilities California Water Service, Hawaii Water Service, New Mexico Water Service, Washington Water Service, and Texas Water Service, a utility holding company. Together, these companies provide regulated and non-regulated water service to more than 2 million people in California, Hawaii, New Mexico, Texas, and Washington. California Water Service Group’s common stock trades on the New York Stock Exchange under the symbol “CWT.” Additional information is available online at www.calwatergroup.com.

This news release contains forward-looking statements within the meaning established by the Private Securities Litigation Reform Act of 1995 ("Act"). The forward-looking statements are intended to qualify under provisions of the federal securities laws for "safe harbor" treatment established by the Act. Forward-looking statements are based on currently available information, expectations, estimates, assumptions and projections, and management's judgment about the Company, the water utility industry and general economic conditions. Such words as would, expects, intends, plans, believes, estimates, assumes, anticipates, projects, predicts, forecasts or variations of such words or similar expressions are intended to identify forward-looking statements. The forward-looking statements are not guarantees of future performance. They are subject to uncertainty and changes in circumstances. Actual results may vary materially from what is contained in a forward-looking statement. Factors that may cause a result different than expected or anticipated include, but are not limited to: natural disasters, public health crises, pandemics, epidemics or outbreaks of a contagious disease, such as the outbreak of coronavirus (or COVID-19), governmental and regulatory commissions' decisions, including decisions on our GRC and on proper disposition of property; consequences of eminent domain actions relating to our water systems; changes in regulatory commissions' policies and procedures; the timeliness of regulatory commissions' actions concerning rate relief and other actions; changes in water quality standards; changes in environmental compliance and water quality requirements; electric power interruptions; housing and customer growth trends; the impact of opposition to rate increases; our ability to recover costs; availability of water supplies; issues with the implementation, maintenance or security of our information technology systems; civil disturbances or terrorist threats or acts; the adequacy of our efforts to mitigate physical and cyber security risks and threats; the ability of our enterprise risk management processes to identify or address risks adequately; labor relations matters as we negotiate with unions; changes in customer water use patterns and the effects of conservation; the impact of weather, climate, natural disasters, and diseases on water quality, water availability, water sales and operating results, and the adequacy of our emergency preparedness; and, other risks and unforeseen events. When considering forward-looking statements, you should keep in mind the cautionary statements included in this paragraph, as well as the annual 10-K, Quarterly 10-Q, and other reports filed from time-to-time with the Securities and Exchange Commission (SEC). The Company assumes no obligation to provide public updates of forward-looking statements.

# # #

Media Contact

Yvonne Kingman

ykingman@calwater.com

310-257-1434